QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(A)

COMPANY NOTICE
TO HOLDERS OF

LIQUID YIELD OPTION NOTES DUE 2031
(Zero Coupon—Senior)

ISSUED BY
CHIRON CORPORATION
CUSIP Numbers: 170040 AD 1 and 170040 AE 9

        NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of June 12, 2001 (the "Indenture"), between Chiron Corporation, a Delaware corporation (the "Company"), and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee and paying agent (the "Paying Agent"), and the Liquid Yield Option Notes Due 2031 (Zero Coupon—Senior) (the "Securities") of the Company, that at the option of each holder (the "Holder") of the Securities, the Securities will be purchased by the Company for $584.31 in cash per $1,000 principal amount at maturity of the Securities (the "Purchase Price"), subject to the terms and conditions of the Indenture, the Securities and this Company Notice and related offer materials, as amended and supplemented from time to time (the "Option"). Holders may surrender their Securities from May 14, 2004 through 5:00 p.m., New York City time, on Monday, June 14, 2004. This Company Notice is being sent pursuant to the provisions of Section 3.07 of the Indenture and paragraph 7 of the Securities. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

        To exercise your option to have the Company purchase the Securities and receive payment of $584.31 per $1,000 principal amount at maturity of the Securities, you must validly surrender the Securities and the enclosed Purchase Notice to the Paying Agent (and not have withdrawn such surrendered Securities and Purchase Notice), prior to 5:00 p.m., New York City time, on Monday, June 14, 2004 (the "Purchase Date"). Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. The right of Holders to surrender Securities for purchase in the Option expires at 5:00 p.m., New York City time, on the Purchase Date.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

The Paying Agent is: U.S. Bank National Association

By Regular, Registered or Certified Mail or Overnight Courier:	By Facsimile:
U.S. Bank National Association West Side Flats Operations Center Attention: Specialized Finance 60 Livingston Avenue St. Paul, MN 55107	(651) 495-8158 Attention: Specialized Finance Confirm Receipt of Facsimile Only: (651) 495-3511

For Information:
(213) 615-6043

Copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

The date of this Company Notice is May 14, 2004.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE OPTION			3
1.	Information Concerning the Company		4
2.	Information Concerning the Securities		4
	2.1.	The Company's Obligation to Purchase the Securities	4
	2.2.	Purchase Price	4
	2.3.	Conversion Rights of the Securities	4
	2.4.	Market for the Securities and the Company's Common Stock	5
	2.5.	Redemption	6
	2.6.	Change in Control	6
	2.7.	Ranking	6
3.	Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase		6
	3.1.	Method of Delivery	6
	3.2.	Purchase Notice	6
	3.3.	Delivery of Securities	7
4.	Right of Withdrawal		7
5.	Payment for Surrendered Securities		8
6.	Securities Acquired		8
7.	Plans or Proposals of the Company		8
8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Securities		8
9.	Purchases of Securities by the Company and Its Affiliates		9
10.	Material United States Tax Considerations		9
11.	Additional Information		12
12.	No Solicitations		12
13.	Definitions		12
14.	Conflicts		12

        No person has been authorized to give any information or to make any representations other than those contained in this Company Notice and accompanying Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice and accompanying Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

i

SUMMARY TERM SHEET

        The following are answers to some of the questions that you may have about the Option. To understand the Option fully and for a more complete description of the terms of the Option, we urge you to read carefully the remainder of this Company Notice and the accompanying Purchase Notice because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

  Who is offering to purchase my Securities?

        Chiron Corporation, a Delaware corporation (the "Company"), is offering to purchase your validly surrendered Liquid Yield Option Notes due 2031 (Zero Coupon—Senior) (the "Securities"). (Page 4)

  What securities are you seeking to purchase?

        We are offering to purchase all of the Securities surrendered, at the option of the holder thereof (the "Holder"). As of May 14, 2004, there was $730,000,000 aggregate principal amount at maturity of Securities outstanding. The Securities were issued under an Indenture, dated as of June 12, 2001 (the "Indenture"), between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee and paying agent (the "Paying Agent"). (Page 4)

  How much are you offering to pay and what is the form of payment?

        Pursuant to the terms of the Indenture and the Securities, we will pay, in cash, a purchase price of $584.31 per $1,000 principal amount at maturity of the Securities (the "Purchase Price") with respect to any and all Securities validly surrendered for purchase and not withdrawn. (Page 4)

  How can I determine the market value of the Securities?

        There is no established reporting system or market for trading in the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the trading price of the Company's Common Stock and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Option. The Common Stock, $0.01 par value per share (the "Common Stock"), of the Company into which the Securities are convertible is listed on the Nasdaq National Market ("NASDAQ") under the symbol "CHIR." On May 13, 2004, the last reported sales price of the Common Stock on the NASDAQ was $43.75 per share. (Pages 5-6)

  Why are you making the offer?

        We are required to make the offer pursuant to the terms of the Securities and the Indenture. (Page 4)

  What does the board of directors of the Company think of the Option?

        The board of directors of the Company has not made any recommendation as to whether you should surrender your Securities for purchase in the Option. You must make your own decision whether to surrender your Securities for purchase in the Option and, if so, the amount of Securities to surrender. (Pages 4-5)

  When does the Option expire?

        The Option expires at 5:00 p.m., New York City time, on Monday, June 14, 2004 (the "Purchase Date"). The Purchase Date is the next business day after Saturday, June 12, 2004, the purchase date specified in the Indenture, because, pursuant to Section 14.09 of the Indenture, if any specified date is a legal holiday, including weekends, the action shall be taken on the next succeeding day that is not a legal holiday. Furthermore, the Indenture provides that if the action to be taken on such date is a payment in respect of the Securities, no original issue discount or interest, if any, shall accrue for the intervening period. We will not extend the period Holders have to accept the Option unless required to do so by the Federal securities laws. (Page 4)

  What are the conditions to the purchase by the Company of the Securities?

        The purchase by us of validly surrendered Securities is not subject to any conditions other than such purchase being lawful. (Page 4)

  How do I surrender my Securities?

        To surrender your Securities for purchase pursuant to the Option, you must deliver the required documents to the Paying Agent no later than 5:00 p.m., New York City time, on the Purchase Date.

HOLDERS THAT SURRENDER THROUGH THE DEPOSITORY TRUST COMPANY ("DTC") NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

  •
  A Holder whose Securities are held in certificated form must properly complete and execute the Purchase Notice, and deliver such notice to the Paying Agent, with any other required documents and the certificates representing the Securities to be surrendered for purchase, on or before 5:00 p.m., New York City time, on the Purchase Date.

  •
  A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities on the Holder's behalf.

  •
  Holders who are DTC participants should surrender their Securities electronically through DTC's Automated Tenders over the Participant Terminal System ("PTS"), subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Purchase Date. (Pages 6-7)

  If I surrender my Securities, when will I receive payment for them?

        We will accept for payment all validly surrendered Securities promptly upon expiration of the Option. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on June 15, 2004, the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly distribute the cash to the Holders. (Pages 8)

  Until what time can I withdraw previously surrendered Securities?

        You can withdraw Securities previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Purchase Date. (Page 7)

  How do I withdraw previously surrendered Securities?

        To withdraw previously surrendered Securities, you must deliver an executed written notice of withdrawal substantially in the form attached, or a facsimile of one, to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC. (Page 7)

  Do I need to do anything if I do not wish to surrender my Securities for purchase?

        No. If you do not deliver a properly completed and duly executed Purchase Notice before the expiration of the Option, we will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. (Page 5)

  If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

        No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in a principal amount at maturity of $1,000 or an integral multiple thereof. (Page 4)

  If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?

        Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. You will continue to have the right to convert each $1,000 principal amount at maturity of a Security into 7.1613 shares of Common Stock of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. (Page 5)

  If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my Securities for purchase in the Option?

        The receipt of cash in exchange for Securities pursuant to the Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 9-10)

  Who is the Paying Agent?

        U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), the trustee for the Securities, is serving as Paying Agent in connection with the Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

  Who can I talk to if I have questions about the Option?

        Questions and requests for assistance in connection with the surrender of Securities for purchase in the Option may be directed to Paula Oswald at (213) 615-6043.

IMPORTANT INFORMATION CONCERNING THE OPTION

        1.    Information Concerning the Company.    Chiron Corporation, a Delaware corporation (the "Company"), is offering to purchase the Liquid Yield Option Notes Due 2031 (Zero Coupon—Senior) (the "Securities"). The Securities are convertible into the Common Stock, $0.01 par value per share (the "Common Stock"), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Securities.

        The Company was incorporated in California in 1981 and merged into a Delaware corporation in November 1986. The Company is a global pharmaceutical company that leverages a diverse business model to develop and commercialize high-value products that make a difference in people's lives. The Company applies its advanced understanding of the biology of cancer and infectious disease to develop products from its platforms in proteins (therapeutic proteins and monoclonal antibodies), small molecules and vaccines. The Company commercializes its products through three business units: blood testing, vaccines and biopharmaceuticals. As of December 31, 2003, the Company and its subsidiaries had 5,332 employees.

        The Company maintains its registered and principal executive offices at 4560 Horton Street, Emeryville, California 94608-2916. The telephone number there is (510) 655-8730.

        2.    Information Concerning the Securities.    The Securities were issued under an Indenture, dated as of June 12, 2001 (the "Indenture"), between the Company and U.S. Bank National Association (as successor to State Street Bank and Trust Company of California, N.A.), as trustee and paying agent (the "Paying Agent"). The Securities mature on June 12, 2031.

          2.1.    The Company's Obligation to Purchase the Securities.    Pursuant to the terms of the Securities and the Indenture, the Company is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder's option, on June 14, 2004.

        This Option will expire at 5:00 p.m., New York City time, on Monday, June 14, 2004 (the "Purchase Date"). The Purchase Date is the next business day after Saturday, June 12, 2004, the purchase date specified in the Indenture (the "Original Purchase Date"), because, pursuant to Section 14.09 of the Indenture, if any specified date is a legal holiday, including weekends, the action shall be taken on the next succeeding day that is not a legal holiday. Furthermore, the Indenture provides that if the action to be taken on such date is a payment in respect of the Securities, no Original Issue Discount (as defined in the Securities) or interest, if any, shall accrue for the intervening period. We will not extend the period Holders have to accept the Option unless required to do so by the Federal securities laws.

        The purchase by the Company of validly surrendered Securities is not subject to any conditions other than such purchase being lawful.

          2.2.    Purchase Price.    Pursuant to the Securities, the purchase price to be paid by the Company for the Securities on the Purchase Date is $584.31 per $1,000 principal amount at maturity of the Securities (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all Securities validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date. Securities surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. The Original Issue Discount (as defined in the Securities) will cease to accrue on the Original Purchase Date on Securities validly surrendered for purchase and not withdrawn unless the Company defaults in making payment on these Securities.

        The Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Securities on the Purchase Date. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and the Common Stock before making a decision whether to surrender their Securities for purchase.

        None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on such Holder's assessment of current market value of the Securities and the Common Stock and other relevant factors.

          2.3.    Conversion Rights of the Securities.    The Securities are convertible into 7.1613 shares of Common Stock per $1,000 principal amount at maturity of the Securities, subject to adjustment under certain circumstances specified in the Indenture. The Paying Agent is currently acting as conversion agent for the Securities.

        Holders that do not surrender their Securities for purchase pursuant to the Option will maintain the right to convert their Securities into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Any Securities as to which a Purchase Notice has been given may be converted in accordance with the terms of the Indenture and the Securities only if the applicable Purchase Notice has been validly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 below.

          2.4.    Market for the Securities and the Company's Common Stock.    There is no established reporting system or trading market for trading in the Securities. However, we believe the Securities currently are traded over the counter. We have been advised that there is no practical way to determine the trading history of the Securities. We believe that trading in the Securities has been limited and sporadic. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the market price of the Common Stock and the market for similar securities. Following the consummation of the Option, we expect that Securities not purchased in the Option will continue to be traded over the counter; however, we anticipate that the trading market for the Securities will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of Securities pursuant to the Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Securities that remain outstanding following the Option. We cannot assure you that a market will exist for the Securities following the Option. The extent of the public market for the Securities following consummation of the Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Securities at such time, the number of holders of Securities remaining at that time and the interest on the part of securities firms in maintaining a market in the Securities. The Securities are held through The Depository Trust Company ("DTC"). As of May 14, 2004, there was $730,000,000 aggregate principal amount at maturity of Securities outstanding and DTC was the sole record holder of the Securities.

        The Common Stock into which the Securities are convertible is listed on the Nasdaq National Market ("NASDAQ") under the symbol "CHIR." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NASDAQ.

	High	Low
2004
2nd Quarter (through May 13, 2004)	$48.59	$42.98
1st Quarter	53.89	47.59
2003
4th Quarter	$56.98	$51.75
3rd Quarter	56.75	43.23
2nd Quarter	49.00	37.68
1st Quarter	40.72	34.41
2002
4th Quarter	$42.51	$35.47
3rd Quarter	41.98	27.41
2nd Quarter	46.68	33.36
1st Quarter	48.68	39.80

        On May 13, 2004, the last reported sales price of the Common Stock on the NASDAQ was $43.75 per share. As of May 13, 2004, there were approximately 188,885,596 shares of Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and the Common Stock before making any decision to surrender your Securities pursuant to the Option.

          2.5.    Redemption.    Beginning June 12, 2006, the Securities are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Securities) and, if applicable, Contingent Additional Principal (as defined in the Securities) to but not including the date of redemption.

          2.6.    Change in Control.    A Holder may require the Company to redeem for cash his or her securities if there is a Change in Control (as defined in the Securities) at a redemption price equal to the Issue Price (as defined in the Securities) plus accrued Original Issue Discount (as defined in the Securities) and, if applicable, Contingent Additional Principal (as defined in the Securities) to but not including the Change in Control Purchase Date.

          2.7.    Ranking.    The Securities are unsecured and unsubordinated obligations of the Company and rank equal in right of payment to all of the Company's existing and future unsecured and unsubordinated indebtedness. However, the Securities are effectively subordinated to all existing and future obligations of the Company's subsidiaries and to the Company's obligations that are secured to the extent of the security.

        3.    Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase.    Holders will not be entitled to receive the Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 5:00 p.m., New York City time, on the Purchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof.

        If Holders do not validly surrender their Securities on or before 5:00 p.m., New York City time, on the Purchase Date, their Securities will remain outstanding subject to the existing terms of the Securities.

          3.1.    Method of Delivery.    The method of delivery of Securities, the related Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC's Automatic Tenders over the Participant Terminal System ("PTS"), is at the election and risk of the person surrendering such Securities and delivering such Purchase Notice and, except as expressly otherwise provided in the Purchase Notice, delivery will be deemed made only when actually received by the Paying Agent. The date of any postmark or other indication of when a Security or the Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Purchase Date to permit delivery to the Paying Agent prior to 5:00 p.m., New York City time, on the Purchase Date.

          3.2.    Purchase Notice.    Pursuant to the Indenture, the Purchase Notice must contain:

    •
    the certificate number of the Security which the Holder will deliver to be purchased;

    •
    the portion of the principal amount at maturity of the Security which the Holder will deliver to be purchased, which portion must be a principal amount at maturity of $1,000 or an integral multiple thereof; and

    •
    a statement that such Security shall be purchased as of the Purchase Date pursuant to the terms and conditions specified in paragraph 7 of the Securities and the Indenture.

          3.3.    Delivery of Securities.

        Securities in Certificated Form.    To receive the Purchase Price, Holders of Securities in certificated form must deliver to the Paying Agent the Securities to be surrendered for purchase and the accompanying Purchase Notice, or a copy thereof, on or before 5:00 p.m., New York City time, on the Purchase Date.

        Securities Held Through a Custodian.    A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her Securities and instruct such nominee to surrender the Securities for purchase on the Holder's behalf.

        Securities in Global Form.    A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the Securities by:

  •
  delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the Securities on or prior to 5:00 p.m., New York City time, on the Purchase Date; and

  •
  electronically transmitting his or her acceptance through DTC's PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Purchase Date. In surrendering through PTS, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the Purchase Notice.

        Securities and the Purchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company does not constitute delivery to the Paying Agent.

HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL PURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.

        4.    Right of Withdrawal.    Securities surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. In order to withdraw Securities, Holders must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, containing:

  •
  the certificate number of the Security in respect to which such notice of withdrawal is being submitted;

  •
  the principal amount at maturity of the Security with respect to which such notice of withdrawal is being submitted;

  •
  the principal amount at maturity, if any, of such Security which remains subject to the original Purchase Notice and which has been or will be delivered for purchase by the Company; and

  •
  the Holder's signature, in the same manner as the original signature on the Purchase Notice by which such Securities were surrendered for purchase.

        The signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) unless such Securities have been surrendered for purchase for the account of an Eligible Guarantor Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Option. Securities withdrawn from the Option may be resurrendered by following the surrender procedures described in Section 3 above.

HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

        5.    Payment for Surrendered Securities.    We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on June 15, 2004 the appropriate amount of cash required to pay the Purchase Price for the surrendered Securities, and the Paying Agent will promptly thereafter distribute the cash to each Holder that has validly delivered its Securities and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Purchase Date.

        The total amount of funds required by us to purchase all of the Securities is $426,546,300 (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, we intend to use cash from operating cash flow to purchase the Securities. We do not have an alternative financing plan at this time.

        6.    Securities Acquired.    Any Securities purchased by us pursuant to the Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        7.    Plans or Proposals of the Company.    Except as publicly disclosed prior to the date hereof, the Company does not currently have any plans which would be material to a Holder's decision to surrender Securities for purchase in the Option, which relate to or which would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

  •
  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

  •
  any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

  •
  any other material change in the corporate structure or business of the Company;

  •
  any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

  •
  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

  •
  any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

        8.    Interests of Directors, Executive Officers and Affiliates of the Company in the Securities.    Except as otherwise disclosed below, to the knowledge of the Company:

  •
  none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

  •
  the Company will not purchase any Securities from such persons; and

  •
  during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Securities.

        A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

        Certain directors and executive officers of the Company and its affiliates are parties to ordinary course stock option plans and arrangements involving the Common Stock of the Company, as disclosed by the Company prior to the date hereof. Except as described in the previous sentence, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Option or with respect to any of the securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

        9.    Purchases of Securities by the Company and Its Affiliates.    Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Option until at least the tenth business day after the Purchase Date. Following such time, if any Securities remain outstanding, the Company and its affiliates may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Securities after the Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10.    Material United States Tax Considerations.

        The following discussion summarizes certain United States federal income tax considerations that may be relevant to you if you exercise the Option. This summary is based on the Internal Revenue Code of 1986, as amended, and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

        This summary does not describe all of the tax considerations that may be relevant to you. All Holders are strongly encouraged to consult with their own tax advisor about the United States federal, state, local and other tax consequences of exercising the Option.

U.S. Holders

        This discussion deals only with U.S. holders who hold the Securities as capital assets, and does not apply if you are a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies;

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

  •
  a bank;

  •
  a life insurance company;

  •
  a tax-exempt organization;

  •
  a person that owns Securities that are a hedge or that are hedged against interest rate risks;

  •
  a person that owns Securities as part of a straddle or conversion transaction for tax purposes; or

  •
  a United States person whose functional currency for tax purposes is not the U.S. dollar.

        You will be a U.S. Holder if you are a beneficial owner of the Securities for U.S. federal income tax purposes and you are:

  •
  a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to United States federal income taxation regardless of its source; or

  •
  a trust if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

        If you are not a U.S. Holder, this discussion does not apply to you.

        Generally, your exercise of the Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received, and (ii) your adjusted tax basis in the Securities surrendered. Because you agreed when you purchased your note to treat the Securities as subject to the special rules regarding contingent payment debt instruments, your adjusted tax basis in the Securities will generally be equal to your original purchase price for the Securities, increased by any interest income previously accrued by you, decreased by the amount of any projected payments previously made on the Securities to you, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchased your Securities at a price other than the adjusted issue price determined for tax purposes. This gain will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if you held your Securities for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

        The contingent payment debt instrument regulations are complex. You should consult your tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to your Securities.

Non-U.S. Holders

        This discussion describes the tax consequences to a non-U.S. holder. You are a non-U.S. holder if you are the beneficial owner of Securities and are, for United States federal income tax purposes:

  •
  a nonresident alien individual;

  •
  a foreign corporation;

  •
  a foreign partnership; or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the Securities.

        If you are a U.S. holder, this section does not apply to you.

        If you are a non-U.S. holder, we and other U.S. payors generally will not be required to deduct United States withholding tax from cash received upon exercising the Option if:

(1)
you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(2)
you are not a controlled foreign corporation that is related to us through stock ownership; and

(3)
the U.S. payor does not have actual knowledge or reason to know that you are a United States person; and:

(a)
you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

(b)
in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person;

(c)
the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

(i)
a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

(ii)
a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS); or

(iii)
a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the IRS);

(d)
the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business:

(i)
certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

(ii)
to which is attached a copy of the IRS Form W-8BEN or an acceptable substitute form; or

(e)
the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments made within the United States to non-corporate U.S. holders if you exercise the Option. Backup withholding will apply to those payments if such a U.S. holder fails to provide an accurate taxpayer identification number (TIN) or fails to certify that it is not subject to backup withholding or has been notified by the Internal Revenue Service that it has failed to report all interest and dividend payments shown on its federal income tax return. In general, if you are a non-U.S. holder, payments made by us and other payors to you upon an exercise of the Option will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "—Non-U.S. Holders" are satisfied or you otherwise establish an exemption.

        11.    Additional Information.    The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NASDAQ located at One Liberty Plaza, 50th Floor, New York, New York 10006.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

  •
  The Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 3, 2004;

  •
  All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

  •
  All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Purchase Date; and

  •
  The description of the Common Stock set forth in the Company's Registration Statement on Form S-3/A (File No. 333-109045) filed on January 9, 2004.

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

        12.    No Solicitations.    The Company has not employed any persons to make solicitations or recommendations in connection with the Option.

        13.    Definitions.    All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Securities.

        14.    Conflicts.    In the event of any conflict between this Company Notice and the accompanying Purchase Notice on the one hand and the terms of the Indenture or the Securities or any applicable laws on the other hand, the terms of the Indenture or the Securities or applicable laws, as the case may be, will control.

        None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.

                      CHIRON CORPORATION

May 14, 2004

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of the Company's board of directors and each of the Company's executive officers.

Directors

Name	Title
Seán P. Lance	Chairman
Raymund Breu	Director
Vaughn D. Bryson	Director
Lewis W. Coleman	Director
Pierre E. Douze	Director
J. Richard Fredericks	Director
Paul L. Herrling	Director
Denise M. O'Leary	Director
Edward E. Penhoet	Director
Howard H. Pien	Director
Pieter J. Strijkert	Director

Executive Officers

Name	Title
Jack Goldstein	Vice President; President, Chiron Blood Testing
William G. Green	Senior Vice President, General Counsel and Secretary
John A. Lambert	Vice President; President, Chiron Vaccines
Seán P. Lance	Chairman of the Board
Leone D. Patterson	Vice President, Controller
Howard H. Pien	President and Chief Executive Officer
Rino Rappuoli	Vice President, Chief Scientific Officer
Linda W. Short	Vice President, Corporate Resources
David V. Smith	Vice President and Chief Financial Officer
Bryan L. Walser	Vice President, Corporate Strategy
Craig A. Wheeler	Vice President; President, Chiron BioPharmaceuticals

        The business address of each person set forth above is c/o Chiron Corporation, 4560 Horton Street, Emeryville, California 94608-2916. The telephone number there is (510) 655-8730.

QuickLinks

  Exhibit 99(a)(1)(A)
COMPANY NOTICE TO HOLDERS OF LIQUID YIELD OPTION NOTES DUE 2031 (Zero Coupon—Senior)
TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT INFORMATION CONCERNING THE OPTION
ANNEX A BOARD OF DIRECTORS AND EXECUTIVE OFFICERS